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                                                                   Exhibit 10.02


                              Non-Compete Covenant


Mr. Richard K. Reece
21 Ballas Court
Town & Country, MO 63131

Dear Ricky:

     In consideration for Belden CDT Inc. (the "Company") granting you the right to exercise receive the third payment under your retention and integration award agreement, dated June 28, 2004 (as amended), the amount provided under your letter agreement, dated April 15, 2002 (as amended), and other good and valuable consideration, the receipt of which you acknowledge, you agree to the following:

     (a) For the period of one year beginning on December 1, 2005 (the "Period"), you will not, directly or indirectly solicit, entice, persuade or induce any employee, director, or officer of the Company or its subsidiaries or affiliates (collectively, the "Group") to terminate his or her employment or engagement by the Group to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Group;

     (b) During the Period, you will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (the "Competing Enterprise") which is engaged, directly or indirectly, during the Period, in competition with the Group in the development, design, manufacture, marketing or distribution of wire and cable or connectivity products in the United States and in any foreign jurisdiction in which the Group operates provided that the competitive businesses of the Competing Enterprise account for more than 10% of the net sales of the Competing Enterprise for its most recently completed fiscal year and you do not work or consult in such competitive business.

          The foregoing covenant shall not be construed to preclude you from making any investments in the securities of any company, whether or not engaged in competition with the Group, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, you do not beneficially own securities representing more than 1% of the combined voting power of the voting securities of such company.


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Mr. Richard K. Reece
November 30, 2005
Page 2


     (c) During the Period, you will not divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Group which is confidential, including, without limitation, "know-how," trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Group except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by you not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order you to divulge, disclose or make accessible such information. All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by you or made available to you concerning the business of the Group or any predecessor thereof shall be the property of the Company or such other member of the Group and shall be delivered to the Company or such other member of the Group promptly upon your retirement from the Company.

     (d) You acknowledge that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings that alone or jointly with others you may conceive, make, develop or acquire during your employment by the Group and any predecessor thereof (collectively, the "Developments"), are and shall remain the sole and exclusive property of the Group and you hereby assigns to the Group all of your right, title and interest in all such Developments. At any time upon request and at the expense of the Company, you shall execute, acknowledge and deliver to the Group all instruments that the Group shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company's counsel, to enable the Group to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.

     (e) You acknowledge that the services you have rendered to the Group are of a special, unique and extraordinary character and, in connection with such services, you have had access to confidential information vital to the Group's business and that irreparable injury would be sustained by the Group in the event of his breach of any of the covenants contained in this



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Mr. Richard K. Reece
November 30, 2005
Page 3


          section (e) which injury could not be remedied adequately by the recovery of damages in an action at law. Accordingly, you agree that, upon a breach or threatened breach by you of any of such covenants, the Company and, to the extent appropriate, any other member of the Group shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not work an undue hardship on you.

     (f) If any court determines that any of the provisions of these covenants are invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of these covenants, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

     Ricky, please acknowledge your agreement with the terms of this letter by returning a signed copy to me.

Very truly yours,



/s/Kevin L. Bloomfield

Belden CDT Inc.


Acknowledged and Agreed:


/s/Richard K. Reece
Richard K. Reece

Dated: November 30, 2005